Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

March 1, 2024

Ferguson Enterprises Inc.

751 Lakefront Commons

Newport News, VA 23606

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel for Ferguson Enterprises Inc. (the “Registrant”), a Delaware corporation, in connection with the proposed registration by the Registrant of up to 203,100,000 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), pursuant to a Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus, filed on March 1, 2024 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The Common Stock is to be issued in connection with the transactions contemplated by that certain Merger Agreement, dated as of February 29, 2024 (the “Merger Agreement”), by and among the Registrant, Ferguson (Jersey) 2 Limited (“Merger Sub”), a newly formed Jersey incorporated private limited company and direct, wholly owned subsidiary of the Registrant, and Ferguson plc (“Ferguson”), a public company limited by shares and incorporated in Jersey, pursuant to which Merger Sub will merge (the “Merger”) with and into Ferguson, with Ferguson surviving the Merger as a direct, wholly owned subsidiary of the Registrant and Merger Sub ceasing to exist. Shares of Common Stock, when issued and delivered upon cancellation of outstanding ordinary shares, par value 10 pence per share, of Ferguson in accordance with the Merger Agreement and as contemplated by the Registration Statement, are referred to herein as the “Merger Shares” and the issuance of the Merger Shares is referred to herein as the “Issuance.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement attached to the Registration Statement as Annex A and filed as Exhibit 2.1 to the Registration Statement, (ii) the Registration Statement, (iii) the form of Amended and Restated Certificate of Incorporation of the Registrant attached to the Registration Statement as Annex B and filed as Exhibit 3.4 to the Registration Statement (the “Charter”), (iv) the form of Amended and Restated Bylaws of the

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Ferguson Enterprises Inc.

March 1, 2024

Registrant attached to the Registration Statement as Annex C and filed as Exhibit 3.5 to the Registration Statement, (v) the resolutions of the board of directors of the Registrant with respect to the Issuance and (vi) such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, the due authorization, execution and delivery of all documents by the parties thereto (other than, with respect to due authorization, the Registrant) and that the Merger Agreement is a valid, binding and enforceable agreement of each party thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrant and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective under the Securities Act, (ii) Ferguson’s shareholders have approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) the Charter has been duly filed with the Delaware Secretary of State and (iv) the Merger becomes effective in accordance with the terms and conditions of the Merger Agreement, the Merger Shares will be validly issued, fully paid and non-assessable.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of New York and the General Corporation Law of the State of Delaware (under which the Registrant is incorporated).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

Ferguson Enterprises Inc.

March 1, 2024

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP